EXHIBIT 32
SECTION 906 CERTIFICATION OF THE CEO/CFO
EMS TECHNOLOGIES, INC.
CERTIFICATION OF
CHIEF EXECUTIVE OFFICER
AND
CHIEF FINANCIAL OFFICER
     Each of the undersigned Chief Executive Officer and Chief Financial Officer of EMS Technologies, Inc. hereby individually certifies that the Quarterly Report on Form 10-Q of the Company for the period ended June 30, 2007, to which this Certification is attached, fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in such Report fairly presents, in all material respects, the financial condition and results of operations of EMS Technologies, Inc.
In witness whereof, each of the undersigned has executed and delivered this Certification on this 8th day of August, 2007.

/s/ Paul B. Domorski Paul B. Domorski	/s/ Don T. Scartz Don T. Scartz
Chief Executive Officer	Chief Financial Officer
EMS Technologies, Inc.	EMS Technologies, Inc.